Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

General

As of March 13, 2025, Neuraxis, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share.

The following description summarizes the most important terms of our common stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation a copy of which have been incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. For a complete description of our capital stock, you should refer to our certificate of incorporation and to the applicable provisions of Delaware General Corporation Law.

Our certificate of incorporation authorizes us to issue up to 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, all of which were designated as Series B Preferred Stock, par value $0.001 per share.

Our shares of common stock trade on the NYSE American under the symbol “NRXS.” The outstanding common stock are fully paid and nonassessable.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any persons to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings, except respecting certain matters for which a greater percentage quorum is required by statute or the bylaws.

Our common stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and after the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Holders of common stock are entitled to receive such dividends as the board of directors may, from time to time, declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

Dividend Rights

Subject to preferences that may apply to any shares of Series B preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine. Series B preferred stockholders are entitled to receive cumulative dividends at a rate of 8.5% per annum through December 31, 2026.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation.

No Pre-emptive or Similar Rights

Our common stock is not entitled to pre-emptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Series B preferred stock. The Series B preferred stock has the right to be paid before any payments made to the holders of common stock; that right expires on June 30, 2025.